EXHIBIT 99.1

Nasdaq Delists Securities of

Big Buck Brewery & Steakhouse, Inc.

GAYLORD, Michigan, October 4 - Big Buck Brewery & Steakhouse, Inc. (Nasdaq: BBUCD) has received notice from The Nasdaq Stock Market that its securities will be delisted from The Nasdaq SmallCap Market as of the open of business on Monday, October 7, 2002.

The notice indicated that the Nasdaq Listings Qualification Panel to which Big Buck had presented its request for continued listing was unwilling to grant an exception to the $1.00 minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4).

According to the notice, Big Buck securities may immediately be eligible to trade on the OTC Bulletin Board pursuant to an exemption which permits a broker-dealer to publish in, or submit for publication in, a quotation medium, quotations for a security immediately after such security is no longer authorized for quotation on The Nasdaq Stock Market, subject to certain conditions.

Because trading, if any, will be conducted in the over-the-counter market in the so-called “pink sheets” or on the OTC Bulletin Board, selling Big Buck securities will be more difficult because smaller quantities of securities may be bought and sold, transactions may be delayed, and security analyst and news media coverage of Big Buck may be reduced.  These factors could result in lower prices and larger spreads in the bid and ask prices for Big Buck securities.

As a result of the delisting, Big Buck securities have become subject to certain rules of the SEC relating to “penny stocks.”  Such rules require broker-dealers to make a suitability determination for purchasers and to receive the purchaser’s prior written consent for a purchase transaction, thus restricting the ability to purchase or sell Big Buck securities in the open market.

About the Company

Big Buck Brewery & Steakhouse, Inc. operates restaurant-brewpubs in Gaylord, Grand Rapids and Auburn Hills, Michigan, offering casual dining featuring a high quality, moderately priced menu and a variety of award-winning craft-brewed beers.  In August 2000, the company opened its fourth unit in Grapevine, Texas, a suburb of Dallas.  This unit is owned and operated by Buck & Bass, L.P. pursuant to a joint venture agreement between the company and Bass Pro Outdoor World, L.L.C.

Contact:

Anthony P. Dombrowski

Chief Financial Officer

(989) 731-0401